ADVISORY FEE WAIVER AGREEMENT

This ADVISORY FEE WAIVER AGREEMENT (this “Agreement”) is made effective as of August 1, 2025, by and between Emery Partners LLC (the “Adviser”) and Emery Partners Income Credit Strategies Fund (the “Trust”). The Trust and the Adviser are referred to herein as the “Parties.”

BACKGROUND:

A.	The Trust is organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and engages in the business of investing and reinvesting its assets in securities and other investments.

B.	The Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engages in the business of providing investment advisory services.

C.	The Trust has selected the Adviser to serve as the investment adviser for the Fund pursuant to an investment advisory agreement between the Trust and the Adviser (the “Advisory Agreement”).

D.	The Parties desire to enter into this fee waiver agreement.

E.	This Background section is hereby incorporated by reference into and made a part of this Agreement.

TERMS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the Parties hereto intending to be legally bound, it is agreed as follows:

1. Fee Waiver. During the Term (as defined in Section 3 below), the Adviser shall waive a portion of its advisory fee under the Advisory Agreement with respect to the Trust as set forth in Schedule A attached hereto (the “Fee Waiver”).

2. Term; Termination.

3.1 Term. The term (“Term”) of this Agreement and the Fee Waiver shall begin on the date hereof and end after the close of business on the date indicated on Schedule A (or such other date as agreed to in writing between the Adviser and the Trust) unless this Agreement and the Fee Waiver are earlier terminated in accordance with Section 3.2. The Fee Waiver shall terminate at the end of the Term unless the Adviser, in its sole and absolute discretion, elects in writing to renew this Agreement and the Fee Waiver prior to the end of the most recent Term.

3.2 Early Termination. The Fee Waiver shall terminate prior to the end of the Term upon a writing duly executed by the Adviser and the Trust affirmatively terminating the Fee Waiver, provided that the termination is specifically approved by a majority of the Trustees of the Trust who are not “interested persons” as defined in the 1940 Act.

4. Entire Agreement; Modification; Amendment. This Agreement constitutes the complete understanding and agreement of the Parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement. No modification or amendment of this Agreement shall be binding unless in writing and executed by the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

EMERY PARTNERS INCOME CREDIT STRATEGIES FUND

By:
Name:	John Bosco
Title:	Treasurer

EMERY PARTNERS LLC

By:
Name:	Richard Blair
Title:	Managing Member

SCHEDULE A

ADVISORY FEE WAIVER AGREEMENT

Term: 6 months

Fee Waiver applicable during the Term:

Advisory Fee Rate	Fee Waiver	Advisory Fee Rate after Waiver
0.85%	0.25%	0.60%

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